Final Transcript
Conference Call Transcript
VION — Q1 2009 Vion Pharmaceuticals Earnings Conference Call
Event Date/Time: May. 14. 2009 / 8:30AM ET

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Final Transcript
May. 14. 2009 / 8:30AM ET, VION — Q1 2009 Vion Pharmaceuticals Earnings Conference Call
CORPORATE PARTICIPANTS
Howard Johnson
Vion Pharmaceuticals — President and CFO
Alan Kessman
Vion Pharmaceuticals — CEO
CONFERENCE CALL PARTICIPANTS
Leah Hartman
TRT Capital — Analyst
Brad Gold
CU Consulting — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Vion Pharmaceuticals First Quarter 2009 Conference Call. My name is Mary and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator Instructions).
As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Howard Johnson, President and Chief Financial Officer. Please proceed.

Howard Johnson — Vion Pharmaceuticals — President and CFO
This conference call contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products on a timely basis or at all, particularly, Onrigin (laromustine) Injection; delays in the regulatory approval process, particularly for Onrigin, including also delays in the FDA’s review process beyond our expectation for approval in December 2009; delays or unfavorable results of drug trials; the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials; the need for additional research and testing; the inability to manufacture products; the potential inability to secure external sources of funding to continue operations; the inability to access capital and funding on favorable terms; continued operating losses; and the inability to continue operations as a result; and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission including, but not limited to, the risks attendant to the forward-looking statements included under item 1A Risk Factors in Vion’s Form 10-Q for the quarter ended March 31, 2009, Form 10K for the year ended December 31, 2008, and post-effective amendments on Form S-1 registration statement filed March 23, 2009.
Except in special circumstances in which a duty to update arises under law, when prior disclosure becomes materially misleading in light of subsequent defense, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Now, I will turn this conference call over to Alan Kessman, our Chief Executive Officer.

Alan Kessman — Vion Pharmaceuticals — CEO
Thank you, Howard. Good morning, everyone. Welcome to our 2009 first quarter conference call.
With me today are Howard Johnson, our President and Chief Financial Officer, Ann Cahill, our Vice President in Clinical Affairs, Tanya Lewis, our Vice President of Regulatory Affairs and Quality Assurance, and Karen Schmedlin, our Vice President of Financing and Human Resources.

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Final Transcript
May. 14. 2009 / 8:30AM ET, VION — Q1 2009 Vion Pharmaceuticals Earnings Conference Call
Howard will review the financials with you after I provide the corporate update. Our main objective continues to be receipt of FDA approval to market our lead anticancer agent, Onrigin, in its first indication in the United States. Remission inducts treatment of patients over the age of 60 years with de novo poor risk acute myeloid leukemia or AML.
In the first quarter, we accomplished a major goal for our 43-person company. We submitted the NDA for Onrigin to the FDA. This submission represents an enormous accomplishment for a small company and everyone at Vion was involved to accomplish this objective.
Since filing the NDA we have heard from the FDA that they have accepted the NDA for review. We have also learned that our end-user fee date or PDUFA date is December 12, 2009 which is less than seven months away.
We can also advise you that we have and will continue to interact with the FDA on this submission. We cannot, however, report to you on all of our interactions with the FDA and advise you as to the content of each conversation.
We will, of course, report to you when and if information of a material nature arises from these interactions. At this time, we cannot offer any assurances as to the timing or receipt of approval.
In addition to the important work on the NDA submission, we continue to provide product and resources for investigator-sponsored trials of Onrigin. There are four ongoing trials — a Phase 3 trial in combination with standard induction chemotherapy in adult AML sponsored by the Dutch Cooperative Group, HOVON. A second trial is a Phase 1/2 trial in combination with cytarabine in elderly AML-sponsored by Weill Medical College of Cornell University.
Our third trial is a Phase 1/2 trial in combination with temozolomide in adult brain tumor patients sponsored by Robert H. Leary Cancer Center at Northwestern University. And finally a Phase 1/2 trial in combination with standard induction chemotherapy in adult AML patients with unfavorable cytogenetics, sponsored by the French Cooperative Group, GOELAMS.
We hope that all of these trials will lead to publications and additional clinical development with the potential to expand the label after initial approval of Onrigin for remission induction treatment of patients over the age of 60 years with de novo poor-risk AML.
We ended the quarter with $30 million in cash. Based on our current operating plan, our cash position allows us to pursue our FDA approval this year without being required to raise additional capital.
And now I’ll ask Howard to present the financial results.

Howard Johnson — Vion Pharmaceuticals — President and CFO
Thank you, Alan.
As Alan mentioned we ended the first quarter with $30 million in cash, based on net cash expenditures of $8 million for the quarter. We did pay $2.3 million of cash interest on our convertible senior notes in the quarter.
For the first quarter of 2009, our net loss was $4.3 million or $0.54 per share compared to a net loss of $8.2 million or $1.14 per share for the same period in 2008. Our first quarter 2009 net loss was reduced by certain non-cash, non-operating accounting adjustments related to our notes, which I will address in a moment.
Total operating expenses reported for the first quarter of 2009 were $4.6 million versus $7.2 million for the same 2008 quarter. Reported operating expenses for the first quarter of 2009 included non-cash stock-based compensation expense of $81,000, as compared to $1.2 million for the same period in 2008.
Research and development expense was $3 million for the three months ended March 31, 2009 as compared to $5.1 million for the same period in 2008. The decrease was primarily due to lower clinical trial costs and lower stock-based compensation expense.
Marketing, general and administrative expenses decreased to $1.6 million for the first quarter of 2009 from $2.1 million for the same 2008 period, primarily due to lower stock-based compensation expense.

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Final Transcript
May. 14. 2009 / 8:30AM ET, VION — Q1 2009 Vion Pharmaceuticals Earnings Conference Call
In the first quarter, in connection with our review of two new accounting pronouncements and our notes, we determined that the make-whole payment upon automatic conversion of our notes constituted an embedded derivative. Therefore at March 31, 2009, we recorded the derivative at its fair value and also recorded an adjustment to the allocation of the February 2007 proceeds between the notes and their warrants.
Our net loss reported for the quarter ended March 31, 2009 was decreased by $1.8 million to reflect the effect of these non-cash, non-operating adjustments on interest expense and other income. We determined that the net effect of these adjustments on prior periods was not material.
Interest income for the first quarter of 2009 was $7,000 as compared to $502,000 for the same 2008 period, primarily due to lower interest rates.
We expect our cash position to fund the Company, based on our current operating plan, through the first quarter of 2010. Our current operating plan includes limited expenses for the commercial infrastructure and personnel necessary for us to launch Onrigin in the United States, if and when we receive regulatory approval to do so from the FDA. We will have to raise additional capital if we do not identify a sales and marketing partner and need to commercialize the product ourselves.
As you know, a cash forecast has many different assumptions and variables and therefore is subject to change.
Thank you for listening today. We are now ready to take your questions.
QUESTION AND ANSWER

Operator
(Operator Instructions). Leah Hartman. TRT Capital.

Leah Hartman — TRT Capital — Analyst
Good morning, everyone. We really appreciate your walking us through the investigator trials and the update on the derivative, but what we really want to say is best wishes at the ASCO meeting.
It is an important time to have those — that presence and we think it will bring a lot of attention to what Onrigin can achieve for patients. So, just wanted to say safe travels and best wishes.

Alan Kessman — Vion Pharmaceuticals — CEO
Thanks, Leah, we appreciate it.

Operator
[Brad Gold], [CU Consulting].

Brad Gold — CU Consulting — Analyst
I was just wondering, obviously, given your cash burn and you make it through 2010, are you actively talking with potential partners presently? Or are you trying to wait until the decision is made at the end of the year by the FDA?

Alan Kessman — Vion Pharmaceuticals — CEO

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Final Transcript
May. 14. 2009 / 8:30AM ET, VION — Q1 2009 Vion Pharmaceuticals Earnings Conference Call
As we have said over the years, we actively talk to people currently and in anticipation of approval. So we don’t — we are not waiting until approval to start any conversations with anybody who may have an interest in the drug.

Brad Gold — CU Consulting — Analyst
And would you say that the conversations that you’ve had over the years, are they at the same level they have been before or have you seen increased interest you to the closeness of the actual decision date?

Alan Kessman — Vion Pharmaceuticals — CEO
I think it’s always — to qualify it, there is less pressure on our — on the strategic questions as we have been able to file the NDA and less question about our regulatory strategy than may have been in the earlier years. But of course the conversations are always — certainly increased because of the filing and because of the acceptance of the filing.

Brad Gold — CU Consulting — Analyst
And again if I ask you specifically, would you prefer to have a partner before the decision comes out or would you like to wait until after? Do you have a view on that?

Alan Kessman — Vion Pharmaceuticals — CEO
My view is it all depends of course on the deal and our job is to make sure if there is a potential opportunity for a partnership there that we get the best deal possible for the Company. And it’s very hard to predict since we don’t control the offer. It is very hard to predict when that would be. But our goal is to obtain the best possible partnership if possible for the Company and for its shareholders.

Brad Gold — CU Consulting — Analyst
Thanks very much.

Operator
(Operator Instructions). There are no other questions at this time, Sir. I would like to hand the call to Mr. Kessman for closing remarks.

Alan Kessman — Vion Pharmaceuticals — CEO
Thank you very much, Operator, and to all of those of you who participated, we would like to thank you again for listening today. We will continue to update you as appropriate on the program — on the progress of our NDA over the coming months. We appreciate your support as we move towards our goal of approval for Onrigin and its first indication in the United States.
Thank you and have a good day.

Operator
Thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Have a great day.

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Final Transcript
May. 14. 2009 / 8:30AM ET, VION — Q1 2009 Vion Pharmaceuticals Earnings Conference Call

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